Exhibit 99.1

Press Release

Collegeville, PA, August 16, 2024.

Fintech Ecosystem Development Corp. (Nasdaq: FEXD) (the “Company”) announced the following today:

●	The Company anticipates that the Company cannot consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation.

●	Accordingly, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation.

●	As part of that dissolution and liquidation, the Company will redeem all of the outstanding shares of Class A common stock that were included in its initial public offering (the “Public Shares”) at a per-share redemption price of approximately $10.69.

The Company has selected August 23 as the effective date for the purpose of determining when the holders of Public Shares will be entitled to receive their share of the liquidation proceeds. As of the close of business on or before August 29, 2024, the Public Shares will represent the right to receive the redemption amount. Upon redemption such Public Shares will be deemed cancelled.

To provide for fund disbursements from the trust account, the Company has instructed the trust account’s trustee to take all necessary actions to liquidate the trust account. The trust account’s proceeds will be held in a non-interest-bearing account while awaiting disbursement to the holders of the Public Shares.

Record holders may redeem their shares for their pro-rata portion of the trust account’s proceeds by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action to receive the redemption amount. The redemption of the Public Shares is expected to be completed on August 30, 2024.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding common stock issued before the Company’s initial public offering.

About Fintech Ecosystem Development Corp.

Fintech Ecosystem Development Corp. (Nasdaq: FEXD) is a special purpose acquisition company formed for the purpose of effecting one or more business combinations with an intent to focus on the financial technology sector. FEXD is sponsored by Revofast LLC and the management team led by Chief Executive Officer, President and founder Dr. Saiful Khandaker and a team of experienced Fintech business and technology innovators.

For additional information, please visit www.fintechecosys.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.